Exhibit 10.3


Summary of Executive Compensation

      The current salaries payable to each "named executive officer," as defined in Item 402 of Regulation S-K, of Franklin Street Properties Corp. (the "Company") are as follows:


George J. Carter, President and Chief Executive Officer             $225,000

Barbara Fournier, Vice President, Chief
Operating Officer, Treasurer and Secretary                          $175,000

Richard R. Norris, Executive Vice President                         --

R. Scott MacPhee, Executive Vice President                          --

William W. Gribbell, Executive Vice President                       --

      Messrs. Gribbell, MacPhee and Norris are Investment Executives of the Company, whose compensation consists primarily of commissions earned on the sale of interests in the Sponsored REITs that are syndicated by the Company. As is standard practice in the investment industry, Investment Executives earn as commission a percentage of payout of the gross sales commission earned on each investment sale. The actual amount of compensation earned as commissions is determined by the level of sales conducted by each individual.

      Each of the executive officers listed above, other than the Investment Executives, is eligible for bonuses payable in the form of cash and/or shares of the common stock of the Company based on the Company's performance and the individual's performance during the year. Ms. Fournier was awarded a bonus of $152,000 in cash and $39,673 in shares of the Company's common stock with respect to the 2004 fiscal year. None of the other executive officers above was awarded a bonus with respect to the 2004 fiscal year.